“Form of”

WARRANT ASSIGNMENT

FOR VALUE RECEIVED, [________________] shares of that certain Common Stock Purchase Warrant issued by JayHawk Energy, Inc. to Vast Exploration, LLC on October 8, 2015 (the “Form of” Warrant attached hereto), and all rights evidenced thereby are hereby assigned to ____________________whose address is _____________________________. The Exercise Price for the Assigned Warrant Shares is $0.005 per share of Common Stock.

Dated:

September 20, 2016

Holder:

           Vast Exploration, LLC

Holder’s Signature & Title: /s/ Scott Mahoney, Manager & CEO

Holder’s Address:

10119 W. Lariat Lane, Peoria, AZ 85383

STATE OF __________

)

)

COUNTY OF __________

)

This instrument was acknowledged before me on this _____ day of September, 2016 by ______________________, _______________(title) of __________________(holder) on behalf of said company.

(SEAL)

_________________________________

NOTARY PUBLIC